UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2007

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-8672	41-1276891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lillehei Plaza, St. Paul, MN	55117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (651) 483-2000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement with Mirowski Family Ventures, LLC

On June 26, 2007, St. Jude Medical, Inc. (the “Company”) entered into an agreement with Mirowski Family Ventures, LLC (“MFV”) to resolve the following previously disclosed litigation matter: Guidant Corp. et al. v. St. Jude Medical, Inc. et al., Civil Action No. 04-0067-SLR (D. Del.) (the “Delaware case”).

As a result of the agreement, St. Jude Medical will make a one-time payment of $35 million to MFV, which will be recorded as a special charge during the second quarter of 2007.

Pursuant to the agreement, the Delaware case will be dismissed with prejudice and MFV has agreed that it will not pursue litigation against the Company, with respect to certain patent rights in the MFV patent portfolio, including the patent asserted against the Company in the Delaware case (U.S. Reissue Patent No. RE 38,119), as well as any continuation of that patent.

Item 8.01.	Other Events.

Separate Agreement Related to ANS

As previously disclosed, Advanced Neuromodulation Systems, Inc. (“ANS”), prior to being acquired by the Company, received a subpoena from the U.S. Department of Health and Human Services, Office of the Inspector General (“OIG”), requesting documents related to certain of its sales and marketing, reimbursement, Medicare and Medicaid billing, and other business practices.

In November 2005, ANS was acquired by the Company. On July 2, 2007, ANS, now a subsidiary of the Company that operates publicly as the Company’s Neuromodulation Division, finalized an agreement with the OIG. This agreement is the final step in the resolution of this matter and contains no admission of wrongdoing by ANS or its employees. The resolution provides for a payment of slightly less than $3 million to OIG. The Company will also enter into a three-year Corporate Integrity Agreement that applies only to ANS, under which ANS has committed to further enhance its existing compliance program to ensure that it maintains a robust compliance program built around comprehensive policies, procedures and training.

The resolution of this matter has no material impact on the Company’s financial position, results of operations, cash flows or ability to obtain timely product approvals and is not expected to affect ANS’s ability to market products.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. JUDE MEDICAL, INC.

Date:	July 2, 2007	By:	/s/ Pamela S. Krop
Pamela S. Krop Vice President, General Counsel and Secretary